UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12

Columbus McKinnon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT DATED SEPTEMBER 16, 2022

TO THE PROXY STATEMENT DATED SEPTEMBER 7, 2022

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 17, 2022

On September 7, 2022, Columbus McKinnon Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was recently distributed in connection with the Company’s Special Meeting of Stockholders to be held on October 17, 2022 (the “Special Meeting”).

The Company is filing this amendment solely to clarify the treatment of abstentions and broker non-votes with respect to Proposal 1. The text below replaces, in its entirety, the second paragraph of Proposal 1 under the heading “Voting Standard” on page 5 of the Proxy Statement:

“The proposal to approve the amendment and restatement of the Company’s Certificate of Incorporation will be determined by the affirmative vote of a majority of shares entitled to vote at the Special Meeting. Abstentions and broker non-votes will not be treated as votes FOR the Proposal and therefore have the same effect as a vote against the approval of this proposal.”

The text below replaces in its entirety the third paragraph on page 1 under the heading “Voting Recommendations” of the Proxy Statement:

“In order for business to be conducted, a quorum must be present at the Special Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Special Meeting. Votes may be cast FOR, AGAINST or ABSTAIN on the approval of these proposals. Abstentions and broker non-votes will not be treated as votes FOR Proposal 1 and therefore have the same effect as a vote against Proposal 1. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.”

Except as described above, this amendment to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Columbus McKinnon Corporation  •  205 Crosspoint Parkway  •  Buffalo, New York 14068